                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to (S) 240.14a-11(c) or  (S) 240.14a-12

                            LUFKIN INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

       1)  Title of each class of securities to which transaction applies:
           _____________________________________

       2)  Aggregate number of securities to which transaction applies:
           _____________________________________

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): __________
           _____________________________________________________________________

       4)  Proposed maximum aggregate value of transaction: ____________________

       5)  Total fee paid: _____________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid: ______________________________________________

     2)   Form, Schedule or Registration Statement No.: ________________________
          ______________________________________________________________________

     3)   Filing Party: ________________________________________________________

     4)   Date Filed: __________________________________________________________

                            LUFKIN INDUSTRIES, INC.
                                 Lufkin, Texas


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 2, 2001


TO THE SHAREHOLDERS OF LUFKIN INDUSTRIES, INC.

     Notice is hereby given that the Annual Meeting of the Shareholders of Lufkin Industries, Inc., a Texas corporation, will be held at the Museum of East Texas, 503 North Second, Lufkin, Texas, on the 2nd day of May, 2001, at 9:00 a.m. local time, for the following purposes:

     1. To elect four directors to the Company's board to serve until the annual shareholders' meeting held in 2004 or until their successors have been elected and qualified;

     2. To appoint Arthur Andersen LLP, independent certified public accountants, as the Company's auditors for the year 2001; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on March 30, 2001, are entitled to notice of and to vote at the meeting.

     You are kindly requested to mark, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the meeting, in order to ensure a quorum. If you are present at the meeting, and wish to do so, you may revoke the proxy and vote in person.

     It is sincerely hoped that it will be possible for you to personally attend the meeting.



                                       PAUL G. PEREZ
                                         Secretary

April 6, 2001

                            LUFKIN INDUSTRIES, INC.
                                601 South Raguet
                              Lufkin, Texas 75904

                                PROXY STATEMENT



GENERAL INFORMATION

     The accompanying proxy is solicited by the Board of Directors of Lufkin Industries, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on May 2, 2001, and any adjournments thereof. The annual meeting will be held at 9:00 a.m. local time, at the Museum of East Texas, 503 North Second, Lufkin, Texas. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted thereon; or if no direction is indicated, it will be voted in favor of the proposals set forth in the notice attached to this Proxy Statement.

     Each shareholder of the Company giving a proxy has the unconditional right to revoke his or her proxy at any time prior to its exercise, either in person at the Annual Meeting of Shareholders or by oral or written notice to the Company addressed to Secretary, Lufkin Industries, Inc., 601 South Raguet,
Lufkin, Texas 75904, phone number (936) 634-2211.   A shareholder entitled to
vote for the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors. Abstentions from the proposal to elect directors or the proposal to approve the appointment of independent certified public accountants are treated as votes against the particular proposal. Broker non-votes on any of such matters are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote on the proposal as to which there is the broker non-vote.

     In addition to the solicitation of proxies by use of this Proxy Statement, directors, officers and employees of the Company may solicit the return of proxies by mail, personal interview, telephone or facsimile. Officers and employees of the Company will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

     All costs of preparing, printing, assembling and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation,
will be borne by the Company.   The approximate date on which this Proxy
Statement will first be sent to shareholders is April 6, 2001.


QUORUM AND VOTING SECURITIES

     At the close of business on March 30, 2001, which is the record date for the determination of shareholders of the Company entitled to receive notice of and to vote at the annual meeting or any adjournments thereof, the Company had outstanding 6,214,485 shares of common stock, $1.00 par value (the "Common Stock"). Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the meeting.

     The presence, either in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. A majority vote is required for the election of directors in Proposal Number 1. Withholding authority to vote for a director nominee and broker non-votes in the election of directors will not affect the outcome of the election of directors.

PROPOSAL NO. 1:   ELECTION OF DIRECTORS

     The Board of Directors has nominated and urges you to vote FOR the election of the four directors who have been nominated to serve a three-year term of office in the 2004 class of directors. Proxies solicited hereby will be so voted unless shareholders specify otherwise in their proxies. The affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at the meeting and entitled to vote is required for approval of this Proposal.

     The Company's Fourth Restated Articles of Incorporation (the "Articles") divide the Board of Directors, with respect to terms of office, into three classes, designated as Class I, Class II and Class III. Each class of directors is to be elected to serve a three-year term and is to consist of, as nearly as possible, one-third of the members of the entire Board. In accordance with the Company's Bylaws, the Company's Board of Directors is currently fixed at 10 members.

     The term of office of each of the Class I Directors expires at the time of the 2001 Annual Meeting of Shareholders, or as soon thereafter as their successors are elected or qualified. Mr. Lollar, Mr. O'Neal, Mr. Trout and Mr. Wiener have been nominated to serve an additional three-year term as Class I directors. Each of the nominees has consented to be named in this Proxy Statement and to serve as a director, if elected.

     It is intended that the proxies solicited hereby will be voted FOR the election of the nominees for director listed below, unless authority to do so has been withheld. If, at the time of the 2001 Annual Meeting of Shareholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

NOMINEES FOR DIRECTOR

     The nominees for Class I Directors, if elected, whose term of office will expire in 2004, and certain additional information with respect to each of them, are as follows:

          John H. Lollar, Managing Partner of Newgulf Exploration, L.P. Age 62. Mr. Lollar previously was Chairman, President and Chief Executive Officer of Cabot Oil and Gas. He became a director of the Company in 1997 and currently serves as a member of the Audit Committee and the Pension Committee. He is a director of Plains Resources.

          Bob H. O'Neal, formerly President of Stewart & Stevenson Services, Inc. Age 66. Mr. O'Neal became a director in 1992 and currently serves as a member of the Compensation Committee and the Nominating Committee.

          H. J. Trout, Jr., manager of his own investments. Age 56. Mr. Trout has been a director of the Company since 1980 and serves as a member of the Executive Committee, the Nominating Committee and the Pension Committee.

          Thomas E. Wiener, attorney. Age 60. Mr. Wiener became a director of the Company in 1987 and currently serves on the Audit Committee and the Executive Committee.

PROPOSAL 2:  RATIFICATION AND APPROVAL OF AUDITORS

     The Board of Directors proposes the appointment of the firm of Arthur Andersen LLP as the Company's auditors for the year ending December 31, 2001. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from those attending such meeting. Arthur Andersen LLP has served as auditors for the Company since 1958. Their appointment as auditors for the year ended December 31, 2000 was approved by the shareholders at the last annual meeting on May 3, 2000.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors includes four directors who are independent, as defined by the standards of the New York Stock Exchange.
The Audit Committee assists the Board in overseeing matters relating to the accounting and financial reporting practices of the Company, the adequacy of its internal controls and the quality and integrity of its financial statements.
The Audit Committee's functions include making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the scope and results of the Company's procedures for internal auditing, reviewing professional services provided by the independent auditors, reviewing the independence of the independent auditors, considering the range of audit and nonaudit fees and
reviewing the adequacy of the Company's internal accounting controls.   In May,
2000, the Board adopted a new Audit Committee Charter, appearing as Appendix A to this proxy statement. As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, and for the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

     The Audit Committee met two times during the year ended December 31, 2000. In performing its oversight function, the Audit Committee reviewed and discussed with management and the independent auditors the interim financial statements as well as the annual financial statements and the independent auditor's examination and report on the Company's annual financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, "Communication with Audit Committees," as currently in effect. The Audit Committee has also received the written disclosure statement from the independent auditors required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Committee also discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

     The Audit Committee reviewed the Company's audited financial statements for the year ended December 31, 2000, and discussed them with management and the independent auditors. Based on the review and discussions, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

Principal Accounting Firm Fees

     The following table sets forth the aggregate fees paid by the Company to independent auditors during the year ended December 31, 2000:


Audit fees                                    $293,000

Financial Information Systems Design and
 Implementation Fees                               -0-

All Other Fees                                 446,669
                                              --------
            Total                             $739,669
                                              ========

     The Audit Committee has considered whether the provision of non-audit services by the Company's independent auditors is compatible with maintaining auditor independence.

     This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

     The following members of the Audit Committee have delivered the foregoing report:

     L. R. Jalenak, Jr., Chairman
     Melvin E. Kurth, Jr.
     John H. Lollar
     Thomas E. Wiener

COMPANY INFORMATION

               INFORMATION ABOUT CURRENT AND CONTINUING DIRECTORS

     Information about Mr. Lollar, Mr. O'Neal, Mr. H. J. Trout, Jr. and Mr. Wiener can be found above under "Nominees for Director." The Class II Directors whose present term of office will continue after the meeting and expire in 2002, and certain additional information with respect to each of them, are as follows:

            L. R. Jalenak, Jr., manager of his own investments and a director of Perrigo Company, Party City Corporation and Dyersburg Corp. He also serves as an Independent Trustee for First Funds (a family of mutual funds). Age
     70. Mr. Jalenak has been a director since 1990 and serves on the Compensation Committee and Audit Committee.

            Henry H. King, manager of his own investments. Age 68. Mr. King has been a director since 1990 and serves on the Executive Committee and the Compensation Committee.

            W. W. Trout, Jr., retired Vice President of the Company. Age 69. Mr. Trout has been a director of the Company since 1968 and serves on the Pension Committee.

            Mr. W. W. Trout, Jr. and Mr. H. J. Trout, Jr. are first cousins.

     The Class III Directors, whose present term of office as directors will continue after the meeting and expire in 2003, and certain additional information with respect to each of them, are as follows:

            Douglas V. Smith, President, Chief Executive Officer and Chairman of the Board of the Company. Age 58. Mr. Smith was elected President and Chief Executive Officer of the Company in January 1993 and Chairman of the Board in May 1995. He was also elected as a director in January 1993.

            Simon W. Henderson, III, manager of his own investments. Age 67. Mr. Henderson has been a director of the Company since 1971 and currently serves as a member of the Compensation Committee, the Executive Committee and the Nominating Committee.

            Melvin E. Kurth, Jr., manager of his own investments. Age 70. Mr. Kurth has been a director of the Company since 1968 and currently serves as a member of the Audit Committee and the Nominating Committee.

BOARD COMMITTEES

     The Board of Directors has a standing Audit Committee. The Audit Committee is currently comprised of Messrs. L. R. Jalenak, Jr. (Chairman), M. E. Kurth, Jr., J. H. Lollar and T. E. Wiener. The Audit Committee's responsibilities and functions are discussed above under the section entitled "Report of the Audit Committee" and the Audit Committee Charter is set forth in its entirety as Appendix A hereto.

     The Board of Directors also has a standing Compensation Committee which is currently comprised of Messrs. B. H. O'Neal (Chairman), S. W. Henderson III, L.
R. Jalenak, Jr., and H. H. King. The functions performed by the Compensation Committee include: reviewing executive salary and variable compensation; reviewing the Company's stock option plan (and making grants thereunder); and approving salary and variable compensation awards to key executives.

     The Board of Directors also has a standing Nominating Committee which is currently comprised of Messrs. M. E. Kurth (Chairman), S. W. Henderson III, B.
H. O'Neal and H. J. Trout, Jr. The Nominating Committee does not consider nominees recommended by the shareholders of the Company.

     The Board of Directors has a standing Pension Committee which is currently comprised of Messrs. H. J. Trout, Jr. (Chairman), J. H. Lollar and W. W. Trout, Jr. The Pension Committee retains, and reviews the performance of, investment managers, plan consultants and the pension plan trustee. Additionally, the Pension Committee establishes and reviews asset investment policies and performance benchmarks to ensure the protection of pension plan assets.

     The Board of Directors has a standing Executive Committee. The Executive Committee is currently comprised of Messrs. D. V. Smith (Chairman), S. W. Henderson, III, H. H. King, H. J. Trout, Jr. and T. E. Wiener. The function performed by the Executive Committee is to exercise all the authority of the Board of Directors in the business and affairs of the Company, except where action of the Board of Directors is specified by applicable law.

DIRECTORS' MEETINGS AND COMPENSATION

     During 2000, the Audit Committee had two meetings, the Compensation Committee had two meetings, the Pension Committee had three meetings, the Nominating Committee had one meeting, the Executive Committee had three meetings and the Board of Directors had four meetings. During 2000 each continuing member of the Board of Directors attended 75% or more of the meetings of the Board of Directors and the committees of which he was a member.

     During 2000, the directors received $1,000 for each meeting of the Board of Directors and $1,000 for each committee meeting that they attended in addition to a quarterly payment of $3,500. In addition, each director receives a 5,000 share stock option grant on the date of his election to the Board of Directors and options to purchase 1,000 shares each year thereafter as long as he continues on the Board.


EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of Lufkin Industries, Inc. (the "Committee") is pleased to present the 2000 report on executive compensation. This report of the Committee documents the components of the Company's executive officer compensation program and describes the basis on which the compensation program determinations were made by the Committee with respect to the executive officers of the Company, including the executive officers that are named in the compensation tables. The Committee meets regularly and is comprised entirely of non-employee directors. The duty of the Committee is to review compensation levels of members of management, as well as administer the Company's various incentive plans including its annual bonus plan and its stock option plan. The Committee reviews in detail, with the Board of Directors, all aspects of compensation for all of the Company's senior officers.

     The Committee has retained the services of a national compensation consulting firm to assist the Committee in connection with the performance of its various duties. Such firm provides advice to the Committee with respect to how compensation paid by the Company to its senior officers compares to compensation paid by other companies. Members of the Committee review compensation surveys provided by the consulting firm as well as surveys provided by other sources.

     Executive Compensation Program Philosophy

     The design of the Company's executive compensation program is based on three fundamental principles. First, compensation must support the concept of pay for performance, that is, compensation awards are directly related to the financial results of the Company, to increasing shareholders' value, and to individual contributions and accomplishments. As a result, much of an executive officer's compensation is "at risk" with annual bonus compensation, at target levels, amounting to approximately 35% of total cash compensation.

     The second principle of the program is that it should offer compensation opportunities competitive with those provided by other comparable industrial companies. It is essential that the Company be able to retain and reward its executives who are critical to the long-term success of the Company's diversified and complex businesses.

     The final principle is that the compensation program must provide a direct link between the long-term interests of the executives and the shareholders. Through the use of stock-based incentives, the Committee focuses the attention of executives on managing the Company from the perspective of an owner with an equity stake.

     Compensation Plan Components

     Base Salary.   The Committee has established base salary levels for the
Company's executive officers that are generally comparable to similar executive positions in companies of similar size and complexity as the Company. The Company obtains comparative salary information from published market surveys and from a national compensation consulting firm. The comparative data is from industrial companies of a comparable size in revenue during this period. The Company's salaries were competitive with the market at the fiftieth percentile in these comparisons. As part of its responsibilities, the Committee approves all salary changes for the Company's officers and bases individual salary changes on a combination of factors such as the performance of the executive, salary level relative to the competitive market, the salary increase budget for the Company, level of responsibility and the recommendation of the Chief Executive Officer. In accordance with its review process, the Committee approves base salary increases for those officers whose salary level and performance warranted an adjustment. Base salary increases approved for these officers in 2000 averaged 4.1%.

     Incentive Compensation.   The Company's performance, or that of a division
or business unit, as the case may be, for purposes of compensation decisions is measured under the annual bonus plan against goals established at the start of the year by the Committee. In each instance, the goals consisted in most part of making budgeted sales and expense levels, as well as subjective individual performance goals.

     Chief Executive Officer Compensation.   Mr. Smith's base salary for 2000
was $375,000 and he received a bonus for the year of $187,500. These amounts were determined by the Compensation Committee as a part of a three year employment contract that began on January 1, 1999. The term of the contract automatically extends for an additional year on each anniversary of the contract
and currently expires on December 31, 2003.   The Committee believes that the
contract is competitive and that the employment contract is critical to attract and retain the best qualified executives.

     Stock Options.   During 2000, the Committee also made stock option grants
to the CEO and to each of the senior officers of the Company. Each of those officers received stock options which were based on his responsibilities and relative position in the Company. In 2000, 77,675 shares of stock options were granted to the Company's officers which compares to 79,333 shares granted to officers in 1999. Of the options granted to officers, 61,475 shares of stock options were granted to Mr. Smith in 2000 compared to 53,333 granted to him in
1999.   The Committee's policy is to make stock option grants annually and for the purpose of tying a portion of the employees' compensation to the long-term performance of the Company's Common Stock. By making such grants, the Committee feels that these grants help senior officers' interests coincide with those of the shareholders.

     No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. The following members of the Compensation Committee have delivered the foregoing report:

     B. H. O'Neal, Chairman
     S. W. Henderson III
     L. R. Jalenak, Jr.
     H. H. King

     The foregoing report and the performance graph and related description included in this proxy statement shall not be deemed to be filed with the Securities and Exchange Commission except to the extent the Company specifically incorporates such items by reference into a filing under the Securities Act of 1933 or Securities Exchange Act of 1934.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Company as to whom the total annual salary and bonus for the year ended December 31, 2000 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                    COMPENSATION
                      ANNUAL COMPENSATION                              AWARDS
----------------------------------------------------------------   -------------
                                                                   STOCK  OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR    SALARY       BONUS(1)        (SHARES)       COMPENSATION(2)
------------------------------   ----   ---------   ------------   ---------------   ---------------
Douglas V. Smith..............   2000    $375,000    $187,500          61,475             $16,938
 President and                   1999     360,000           -          53,333              16,247
 Chief Executive Officer         1998     360,000           -          30,000              24,573

Larry M. Hoes.................   2000     178,000      88,800           4,300               8,082
  Vice President                 1999     172,800           -           6,000               7,833
                                 1998     172,800           -           4,500              11,479

John F. Glick.................   2000     165,000      37,400           4,300               7,480
  Vice President                 1999     160,000           -           6,000               8,376
                                 1998     160,000      25,000           4,500               8,494

Scott H. Semlinger............   2000     156,000      35,600           4,300               8,295
  Vice President                 1999     147,000      27,000           6,000               8,156
                                 1998     147,000      25,000           4,500               7,500

Paul G. Perez.................   2000     130,000      54,800           3,300               5,922
  Vice President                 1999     118,000           -           5,000               5,402
                                 1998     118,000           -           3,250               6,876

------------------
(1) Annual bonus amounts are earned and accrued during the years indicated, and paid in the first quarter of the following year.
(2) The All Other Compensation consists of the Company's contribution to the Thrift Plan.

STOCK OPTION PLANS

     The Company has a stock option plan (the "2000 Plan"), pursuant to which options to purchase shares of the Company's stock are outstanding. The purpose of the 2000 Plan is to advance the best interests of the Company by providing those persons who have substantial responsibility for the management and growth of the Company with additional incentive by increasing their proprietary interest in the success of the Company. All options for stock are granted by the Compensation Committee. The term of the Company's previous stock option plan (the "1990 Plan") expired in 2000 and no future grants of awards under the 1990 Plan will be allowed. However, awards that have been issued prior to the expiration of the 1990 Plan but that have not expired will still be honored by the Company.

     The following table shows, as to the Chief Executive Officer and the four most highly compensated executive officers of the Company, information about option grants in the last year. The Company does not grant any Stock Appreciation Rights.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS                                                              POTENTIAL
---------------------------------------------------------------------------------------------                        REALIZABLE
                                                                                                                  VALUE OF ASSUMED
                                                 PERCENTAGE OF                                                 ANNUAL RATES OF STOCK
                                                 TOTAL OPTIONS                                                   PRICE APPRECIATION
                                   OPTIONS         GRANTED TO                                                     FOR OPTION TERM
                                   GRANTED         EMPLOYEES          EXERCISE PRICE       EXPIRATION          ---------------------
            NAME                 (SHARES)(1)        IN 2000           (PER SHARE)(2)          DATE                5%          10%
-----------------------------    -----------     -------------        --------------       ----------          --------    ---------
Douglas V. Smith(3)                61,475             44%                 $15.25           02/15/2010          589,585     1,494,124
Larry M. Hoes(4)                    4,300              3                   18.25           10/31/2010           49,353       125,069
John F. Glick(4)                    4,300              3                   18.25           10/31/2010           49,353       125,069
Scott H. Semlinger(4)               4,300              3                   18.25           10/31/2010           49,353       125,069
Paul G. Perez(4)                    3,300              2                   18.25           10/31/2010           37,875        95,983

------------------
(1) The options were granted for a term of ten years subject to earlier termination in certain events related to termination of employment.

(2) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(3) Options are 1/3 exercisable at time of grant, 1/3 starting twelve months after the grant date, with full vesting occurring on the second anniversary date.

(4) Options granted are exercisable starting twelve months after the grant date, with 25% of the shares becoming exercisable at that time and with an additional 25% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date.

     There were no option exercises in the last fiscal year by the Chief Executive Officer and the four most highly compensated executive officers.

RETIREMENT PLAN

     Certain employees of the Company, including its executive officers, are participants in the Company's Retirement Plan for Salaried Employees (the "Qualified Plan"). The Qualified Plan is a defined benefit plan, qualified under Section 401 of the Internal Revenue Code, which provides benefits based on an employee's years of service and covered compensation. Covered compensation consists of Salary and Bonus as set forth in the Summary Compensation Table on page 7 of this Proxy Statement. The benefits are based on the average of the highest five consecutive years of covered compensation received during the last ten years of service. Benefits are estimated on straight-life annuity computations and do reflect offsets for primary Social Security benefits. Under the Code, the maximum amount of compensation that can be considered by a tax-qualified plan is $170,000, subject to annual adjustments. In addition, the Code limits the maximum amount of benefits that may be paid under such a plan. Accordingly, the Company has adopted an unfunded, nonqualified plan ("Restoration Plan") to provide supplemental retirement benefits to covered executives. The Restoration Plan benefit is based on the same benefit formula for the Qualified Plan except that it does not limit the amount of a participant's compensation or maximum benefit. The Company also maintains an additional nonqualified plan ("SERP") for Mr. Smith, which credits him with an additional .5 years of service for each year of service credited to him under the Qualified Plan. The benefits calculated under the Restoration Plan and SERP are offset by the participant's benefit payable under the Qualified Plan. The following table shows the annual benefits payable upon retirement at age 65 for various compensation and years of credited service combinations under these plans. Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the employee retires. Directors who are not, or who have not been, employees of the Company will not receive benefits under the plans. The years of credited service for the persons named in the Summary Compensation Table are: Mr. Smith, eight years (plus an additional four years under the SERP); Mr. Hoes, four years; Mr. Glick, six years; Mr. Semlinger, 25 years; and Mr. Perez, seven years.

                                               ESTIMATED ANNUAL BENEFITS UPON RETIREMENT
AVERAGE ANNUAL COMPENSATION FOR      --------------------------------------------------------------
HIGHEST FIVE YEARS DURING             15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
LAST TEN YEARS                       OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE
---------------------------------    ----------   ----------   ----------   ----------   ----------
$  125,000.......................      $ 32,369     $ 43,827     $ 55,286     $ 66,744     $ 66,744
   150,000.......................        39,244       52,994       66,744       80,494       80,494
   175,000.......................        46,119       62,161       78,202       94,244       94,244
   200,000.......................        52,994       71,327       89,661      107,994      107,994
   225,000.......................        59,869       80,494      101,119      121,744      121,744
   250,000.......................        66,744       89,661      112,577      135,494      135,494
   300,000.......................        80,494      107,994      135,494      162,994      162,994
   400,000.......................       107,994      144,661      181,327      217,994      217,994

PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's common stock to the NASDAQ Market Value Index and to the Media General Oilfield Services Index (which includes the Company) for the last five years. The graph assumes that the value of the investment in the Company's common stock and each index was $100 at December 31, 1995.

                                                December 31,
                             ---------------------------------------------------
                              1995     1996     1997     1998     1999     2000
                              ----     ----     ----     ----     ----     ----

Lufkin Industries, Inc....   100.00   113.89   166.99    88.80    75.49    94.17
Oil & Gas Equipment/Svcs..   100.00   148.50   225.08   115.74   155.25   214.27
NASDAQ Market Index.......   100.00   124.27   152.00   214.39   378.12   237.66

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2000, no executive officer of the Company served as (I) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Board of Directors of the Company, or (ii) a director of another entity, one of whose executive officers served on the Board of Directors of the Company or its subsidiaries.

     During 2000, no member of the compensation committee (or board committee performing equivalent functions) (I) was an officer or employee of the Company,
(ii) was formerly an officer of the Company or (iii) had any business relationship or conducted any transactions with the Company.

EMPLOYMENT CONTRACT AND CHANGE IN CONTROL ARRANGEMENT

     The Company has entered into an employment agreement with Mr. Smith that currently expires December 31, 2003, with a minimum annual salary of $375,000, subject to review annually by the Compensation Committee. The Company has also entered into a severance agreement with Mr. Smith that provides for severance benefits to be paid to him following a change in control of the Company (as defined) or a termination of his employment. Maximum severance benefits at December 31, 2000, would be approximately $1,687,500, payable in a lump sum payment, such amount representing three times the salary and bonus received by Mr. Smith during the year. Similar agreements were entered into by Messrs. Hoes, Glick, Semlinger and Perez with maximum severance benefits at December 31, 2000 of approximately $533,600, $404,800, $383,200 and $369,600, respectively.
These amounts represent two times the salary and bonus received by these individuals during the year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table reflects the beneficial ownership of the Company's Common Stock as of December 31, 2000, with respect to (I) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (ii) the directors and nominees for director;
(iii) each executive officer named in the Summary Compensation Table and (iv) the Company's directors and officers as a group.

                                                     NUMBER OF
              NAME OF                               SHARES OWNED      PERCENT
          BENEFICIAL OWNER                         BENEFICIALLY(1)   OF CLASS
          ----------------                         ---------------   --------

Heartland Advisors, Inc........................        566,600           8.6%
Dimensional Funds Advisors, Inc................        411,700           6.3
Fidelity Management and Research...............        343,600           5.2
John F. Glick..................................         23,650            *
Simon W. Henderson, III........................         81,179           1.2
Larry M. Hoes..................................         18,770            *
L. R. Jalenak, Jr..............................         10,400            *
Henry H. King..................................         11,128            *
Melvin E. Kurth, Jr............................         74,716           1.1
John H. Lollar.................................         10,000            *
Bob H. O'Neal..................................          9,500            *
Paul G. Perez..................................         20,725            *
Scott H. Semlinger.............................         28,355            *
Douglas V. Smith...............................        195,046           3.0
H. J. Trout, Jr................................        268,926           4.1
W. W. Trout, Jr................................         16,129            *
Thomas E. Wiener...............................         26,672            *
Directors and Officers as a group (14 persons).        795,196          12.1
----------------------
* Indicates ownership of less than one percent of the outstanding shares of Common Stock of the Company.

(1)  Includes shares subject to presently exercisable options.

     Each director and nominee for director listed above possesses sole voting and investment powers as to all the shares listed as being beneficially owned by such person. The shares listed above include 7,093 shares held in a family limited partnership over which Mr. Henderson shares investment and voting control.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons holding more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") and any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted (I) initial reports of ownership, (ii) reports of changes in ownership and (iii) annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and ten-percent shareholders are also required to furnish the Company with copies of all such filed reports.

     Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during 2000, the Company believes that all Section 16(a) reporting requirements related to the Company's directors and executive officers were timely fulfilled during 2000.

PROPOSALS OF SHAREHOLDERS

     A proposal of a shareholder intended to be presented at the next annual meeting must be received at the Company's principal executive offices no later than November 30, 2001 if the shareholder making the proposal desires such proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting. The Company has also adopted Bylaw provisions which require that nominations of persons for election to the Board of Directors and the proposal of business by shareholders at an annual meeting of shareholders must fulfill certain requirements which include the requirement that notice of such nominations or proposals must be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the
anniversary of the prior annual meeting.   In order to be timely for next year's
annual meeting such notice must be delivered between February 1, 2002 and March 3, 2002. If such timely notice of a shareholder proposal is not given, the proposal may not be brought before the annual meeting. If timely notice is given but is not accompanied by a written statement to the extent required by applicable securities laws, the Company may exercise discretionary voting authority over proxies with respect to such proposal if presented at the annual meeting.


ADDITIONAL FINANCIAL INFORMATION

     Shareholders may obtain additional financial information for the year ended December 31, 2000 from the Company's Form 10-K Report filed with the Securities and Exchange Commission. A copy of the Form 10-K Report may be obtained without charge by written request to the Secretary, Lufkin Industries, Inc., P.O. Box 849, Lufkin, Texas 75902.


OTHER MATTERS

     The Board of Directors has at this time no knowledge of any matters to be brought before the meeting other than those referred to above. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment on such matters.

                                      By Order of the Board of Directors


                                      PAUL G. PEREZ
                                        Secretary

April 6, 2001

                                                                      APPENDIX A

                            AUDIT COMMITTEE CHARTER


I.   ORGANIZATION

     The Audit Committee is comprised of three outside directors. The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq National Market System (as then required and in effect). If the Company's securities are quoted on any other market or listed on any exchange, the Audit Committee shall meet the independence and experience requirements of such market exchange. The members Audit Committee shall be appointed by the Board (on the recommendation of the Nominating Committee).

II.  PURPOSE

     To assist the Board of Directors in fulfilling its oversight responsibilities with respect to the following:

     1. discussing the financial statements of the Company with management and the Company's independent auditors;

     2. monitoring actions taken by the Company to comply with its internal policies as well as external accounting, legal and regulatory requirements;

     3. reviewing disclosures regarding independence of the Company's outside auditors; and

     4.   evaluating the performance of the Company's independent auditors.

III. RESPONSIBILITIES

     A. Provide an open avenue of communication between the internal auditor, the independent accountants and the Board of Directors.

     B. Review and reassess the Committee's charter annually and recommend changes to the board for approval.

     C. Recommend to the Board of Directors the independent accountants to be nominated and review and approve the discharge of the independent accountants. The independent accountants are ultimately to be held accountable to the Board of Directors and the Audit Committee.

     D. Receive and review a formal written statement from the independent accountants delineating any and all relationships between the independent accountants and the Company. Discuss any disclosed relationships or services which may impact the independent accountants' objectivity and independence and take, or recommend that the Board of Directors take, appropriate action to ensure the independence of the accountants.

     E. Review the scope and services to be performed by the independent accountants during the coming year, including a review of the amount of fees budgeted and paid to the independent accountants.

     F. Review with the internal auditor and the independent accountants the coordination of audit efforts.

     G. Review with the independent accountants, the internal auditor and financial and accounting personnel, the accounting and financial controls of the Company, which are the responsibility of the Company's management, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

     H. Review with management and the independent accountants at the completion of the annual audit or quarterly review:

           (a) The Company's financial statements and related footnotes.

           (b) The independent accountants' audit / review of the financial statements and their report thereon.

           (c) Any significant changes required in the independent accountants' audit or review plan.

           (d) Other matters related to the conduct of the audit / review which are to be communicated to the Committee under generally accepted auditing standards.

     I. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

     J. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

     K. Obtain from the independent auditor assurance that Section 10A (relating to the detection of illegal acts that may have a direct and material effect on the determination of financial statement accounts) of the Securities Exchange Act of 1934 has not been implicated.

     L. Obtain reports from management and the independent auditor that the Company's then-existing subsidiary and foreign affiliated entities are in conformity with applicable legal requirements.

     M. Discuss with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit.

     N. Monitor actions taken by the Company in response to any letters or reports to management provided by the internal auditors or independent auditors.

     O.    Review the Company's policies with respect to conflicts of interest.

     P. Advise the Board with respect to the Company's policies and procedures regarding compliance with its internal policies as well as applicable laws and regulations, including without limitation with respect to maintaining books, records and accounts and a system of internal accounting controls in accordance with Section 13(b)(2) of the Securities Exchange Act of 1934.

     Q. Review with counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

     R. Meet at least annually with the chief financial officer and the independent auditor in separate executive sessions.

     S. Prepare and submit any report required by the Securities and Exchange Commission for inclusion in the Company's proxy statement.

     T.    Review with management and the internal auditor:

           (a) Significant findings during the year and management's responses thereto.

           (b) Any difficulties encountered in the course of the audits, including any restrictions on the scope of the audit work or access to required information.

           (c) Internal auditing department budget and staffing.

     U. Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

IV.  LIMITATIONS ON RESPONSIBILITIES AND POWERS

     While the Audit Committee has the responsibilities and powers set forth above in this Audit Committee Charter, it is not the duty of the Audit
     Committee:

     A.    to plan or conduct audits;

     B. to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles (this determination shall remain the responsibility of management and the independent auditor);

     C.    to conduct investigations;

     D. to resolve disagreements, if any, between management and the independent auditor; or

     E. to assure compliance with the Company's internal policies, accounting rules and other applicable laws and regulations.

                            LUFKIN INDUSTRIES, INC.

               This Proxy is Solicited by the Board of Directors

The undersigned hereby constitutes and appoints DOUGLAS V. SMITH and PAUL G. PEREZ, and each or either of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of LUFKIN INDUSTRIES, INC., (herein the "Company") to be held at the Museum of East Texas, 503 North Second, Lufkin, Texas, at 9:00 a.m., Lufkin Time, on the 2nd day of May, 2001, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereat, as provided below, the number of shares the undersigned would be entitled to vote if personally present.

1. Election of John H. Lollar, Bob H. O'Neal, H.J. Trout, Jr. and Thomas E. Wiener to the Company's board to serve until the annual shareholders' meeting held in 2004 or until their successors have been elected and qualified.

2. The appointment of Arthur Andersen LLP, independent certified public accountants, as the Company's auditors for the year 2001.

  In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before such meeting or any adjournments thereof.

  Every properly signed proxy will be voted in accordance with the specification made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2. All prior proxies are hereby revoked.

  This proxy will also be voted in accordance with the discretion of the proxies or proxy on any other business. Receipt is hereby acknowledged of the Notice of Annual Meeting and Proxy Statement of the Company dated April 6, 2001.

____                                                                                                                           ____
                                                      LUFKIN INDUSTRIES, INC.
                           PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY     [_]

[                                                                                                                                  ]


1. Election of Directors.                                       For    Withheld    For All
   Nominees: 01) John H. Lollar, 02) Bob H. O'Neal,             All      All       Except
   03) H.J. Trout, Jr. and 04) Thomas E. Wiener                 [_]      [_]        [_]

                                 _________________________
                                     Nominee Exception
                                                                For    Against    Abstain
2. To appoint Arthur Andersen LLP as the independent            [_]      [_]        [_]
   auditors of the Company for the year 2001.

                                                               NOTE: (Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, etc., please give full title as such. For joint accounts, each joint owner should sign.)

                                                                                    Dated: ___________________________, 2001
                                                               Signature(s) ________________________________________________
                                                                                    Dated: ___________________________, 2001
                                                               Signature(s) ________________________________________________

____                                                                                                                           ____
                                                       FOLD AND DETACH HERE


                      PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE